Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

First Interstate BancSystem, Inc.
Billings, Montana
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of First Interstate BancSystem, Inc. of our reports dated March 3, 2017 relating to the consolidated financial statements of Cascade Bancorp and the effectiveness of Cascade Bancorp’s internal control over financial reporting, appearing in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Spokane, Washington
September 22, 2017